INVESTMENT ADVISORY AGREEMENT


        This Investment Advisory and Management Agreement ("Agreement"), is made and entered into this 8th day of September, 1998 by and between Upright Investments Trust, a Delaware business trust (the "Fund"), and Upright Financial Corporation, a New Jersey company (the "Adviser").


          WHEREAS, the Fund is registered as an open-end, diversified investment company under the Investment Company Act of 1940 (the "1940 Act") and has registered its shares of common stock for sale to the public under the Securities Act of 1933 and various state securities laws; and
          WHEREAS, the Fund wishes to retain the Adviser to provide investment advisory and portfolio management services to the Fund; and WHEREAS, the Adviser is willing to furnish such services on the terms and conditions hereinafter set forth.
         NOW THEREFORE , in consideration of the promises and mutual covenants herein contained, and intending to be legally bound, the Fund and the Adviser agree as follows:
         1. Appointment. The Fund hereby appoints the Adviser to manage the investment and reinvestment of assets of the Upright Growth Fund and any other portfolio of the Fund which may be hereafter designated as a separate series for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

         2. Duties of the Advisor. Subject to supervision by the Board, the Advisor shall, during the term and subject to the provisions of this Agreement,
(i) determine the composition of the Fund's portfolio, the nature and timing of the changes herein and the manner of implementing such changes and (ii) provide the Fund with such investment advisory, research and related services as the Fund may, from time to time, reasonably require for the investment of its funds. The Advisor shall perform such duties in accordance with (a) applicable laws and regulations, including, but not limited to, the 1940 Act, (b) the terms of this Agreement, (c) the Trust's Declaration of Trust, By-Laws and currently effective registration statement under the Securities Act of 1933, as amended, and the 1940 Act, and any amendments thereto, (d) relevant undertakings to state securities regulators which also have been provided to the Manager, (e) the stated investment objective(s), policies and restrictions of each applicable Series, and (f) such other guidelines as the Fund's Board of Trustees ("Board") reasonably may establish.

         3. Services Not Exclusive. The services furnished by the Advisor hereunder are not to be deemed exclusive and the Advisor shall be free to furnish similar services to other so long as its services under this Agreement are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Advisor, who may also be a Trustee, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.
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         4.  Expenses  Payable  by the Fund.  Except as  otherwise  provided  in
Paragraphs 2 and 5 hereof, the Fund shall be responsible for effecting sales and redemption of its shares, for determining the net asset value thereof and for all of its other operations and shall pay all administrative and other costs and expenses attributable to its operations and transactions, including, without limitation, organization expenses; voluntary assessments and other expenses
incurred  connection  with  membership  in  investment  company   organizations;
transfer agent and custodian fees; legal, administrative and clerical services; auditing; preparation, printing and distribution of its prospectuses, proxy statements, stockholders reports and notices; cost of supplies and postage;
Federal  and  state   registration  fees;   Federal,   state  and  local  taxes;
non-affiliated directors fees; interest on its bank loans; brokerage commissions and prompting the sale of its shares, including advertising, compensation of sales personnel.

         5. Expenses Payable by the Advisor. The Advisor is responsible for (1) the compensation of any of the Fund's trustees, officers and employees who are interested persons of the Advisor, (2) compensation of the Advisor's personnel and other expenses in connection with the provisions of portfolio management services under this Agreement. Other than as herein specifically indicated, the Advisor shall not be responsible for the Fund's expenses. Specifically, the Advisor will not be responsible, except to the extent of the reasonable compensation of employees of the Fund whose services may be used by the Advisor.
         No trustee, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such trustee, officer or employee while he is at the same time a director, officer or employee of the Advisor or any affiliated company of the Advisor. This paragraph shall not apply to trustees, executive committee members, consultants and other persons who are not regular members of the Advisor's or any affiliated company's staff.


         6. Compensation. As compensation for the services performed by the Advisor, the Fund shall pay the Advisor, as promptly as possible after the last day of each month, a fee, accrued each calendar day (including weekends and holidays) at the rate of 1.5% per annum of the daily net assets of the Fund. Advisor may waive its fee or reimburse the Fund for any amount of the fee payable to it during that fiscal year.


         7. Limitation of Liability of the Advisor. The Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or any Series in connection with the matters to which this Agreement relate except a loss resulting from the willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. The Fund shall indemnify the Advisor and hold it harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Advisor in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by the Advisor in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund.
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         8. Responsibility of Dual Directors,  Officers and/or Employees. If any
person who is a director, officer or employee of the Advisor is or becomes a director, officer and/or employee of the Fund and acts as such in any business of the Fund pursuant to this Agreement, then such director, officer and/or employee of the Advisor shall be deemed to be acting in such capacity solely for the Fund, and not as a director, officer or employee of the Advisor or under the control or direction of the Advisor, although paid by the Advisor.

         9. Execution of Transactions. In the selection of brokers or dealers and the placement of orders for the purchase and sale of portfolio investments for the Fund, the Advisor shall use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent that it may be permitted to pay higher brokerage commissions for brokerage or research services. In doing so, the Advisor may consider such factors which it deems relevant to the Fund's best interest, such as price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer involved and the quality of service rendered by the broker-dealer in other transactions. Subject to such policies as the Board may determine, the Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker that provides brokerage or research services to the Advisor an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction if the Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Advisor 's overall responsibilities with respect to the Fund and to other clients of the Advisor as to which the Advisor exercises investment discretion.

         10. Duration and termination. This Agreement will remain in effect for two years from the date of its execution and from year to year thereafter so long as specifically approved annually, (1) by vote of a majority of the trustees of the Fund who are not parties to this Agreement or interested persons of such parties, cast in person at a meeting called for that purpose, and (2) either by vote of the holders of a majority of the outstanding voting securities of the Fund or by a majority vote of the Fund's Board of Trustees.
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         This  Agreement  shall  terminate  automatically  in the  event  of its assignment by the Advisor and shall not be assignable by the Fund without the consent of the Advisor. This Agreement may also be terminated at any time, without the payment of penalty, by the Fund or by the Advisor on sixty (60) days' written notice addressed to the other party at its principal place of business.


         11. Amendment of This Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of such Series.

         12. Name of Company. The Fund may use the name "Upright Investments" only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of the Advisor. At such time as such an agreement shall no longer be in effect, the Fund will (to the extent that it lawfully can) cease to use any name derived from Upright Financial Corp. or any successor.

         13. Definitions. As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person, " and "assignment "shall have the same meanings as such terms have in the 1940 Act.

         14. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

         15. Miscellaneous. The captions in this Agreement are included for convenience of reference only an din no way define or delimit nay of the provisions hereof or otherwise affect their construction or effect.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Attest:                                           Upright Growth Fund


/s/ Chaur Nan Yeh                                 BY /s/ David Y.S. Chiueh
--------------------------                        ------------------------------
Vice President of the Fund                        President
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                                                  Upright Financial Corporation
Attest:


/s/ Chaur Nan Yeh                                 BY /s/  David Y.S. Chiueh
--------------------------                        ------------------------------
Vice President of the Fund                        President
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